Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

August 30, 2013

State Street Bank and Trust Company
State Street Financial Center
One Lincoln Street
Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Custodian Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Custodian”) dated as of August 24, 2001, as amended (the “Agreement”).

Pursuant to Section 15 of the Agreement, this letter is to provide notice that effective August 30, 2013, the Henderson World Select Fund, a series of the Trust, are hereby terminated.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: /s/ Christopher K. Yarbrough Name: Christopher K. Yarbrough Title: Secretary
Accepted:
State Street Bank and Trust Company By: /s/ Michael F. Rogers Name: Michael F. Rogers Title: Executive Vice President